EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-54938, No. 333-43090, No. 333-90725, No. 333-54936, No. 333-117507) pertaining to the 1998 Stock Option Plan, 1999 Stock Option Plan, 1999 Non-Qualified Stock Option Plan, PaylinX Corporation 2000 Stock Option Plan, and 1999 Employee Stock Purchase Plan of CyberSource Corporation, of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of CyberSource Corporation, Cybersource Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cybersource Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Jose, California

March 9, 2006